EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong First Quarter 2019 Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 9, 2019—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended March 31, 2019 of  $51.9 million or $.79 diluted earnings per common share ($.79 per share basic), compared to $53.4 million or $.80 diluted earnings per common share ($.81 per share basic) for the same period in 2018, representing a decrease of 1.3 percent in diluted earnings per share and a 2.8 percent decrease in net income.

Net income for the three months ended March 31, 2019 was positively affected by an increase in net interest income due to a higher volume of loans and an increase in the overall yield of the loan portfolio offset by an increase in interest expense primarily to an increase in the cost of borrowings expense, and an increase in the interest paid on savings and time deposit accounts.  Net income for 2019 was negatively impacted by an increase in the provision for probable loan losses due to a specific reserve of $7.5 million, net of tax on a relationship secured by real property on which car dealerships are operated.

“I am pleased with our continued earnings success for the first quarter of 2019 especially considering the special reserve charge.  The earnings success we saw in 2018 and continue to see for the first three months of 2019 can be attributed to our continued focus on building and improving the performance of our core bank operations and continued cost control, which have been complemented by the actions taken to reform the tax laws at the end of 2017.  We are confident in the strength of our balance sheet and our strong capital position enhanced by our proven track record for over 50 years.  We continue to exceed most of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2019 were $12.0 billion compared to $11.9 billion at December 31, 2018.  Total net loans were $6.6 billion at March 31, 2019 compared to $6.5 billion at December 31, 2018. Deposits were $8.9 billion at March 31, 2019 compared to $8.7 billion at December 31, 2018.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 189 facilities and 286 ATMs serving 89 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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